EXHIBIT 3.07

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MARTEK BIOSCIENCES CORPORATION

         Martek Biosciences Corporation (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify as follows:

         FIRST:        The initial date of incorporation of the Corporation in the State of Delaware is May 13, 1985. The name under which the Corporation was originally organized was "Algatex, Inc."

         SECOND:    The Corporation's Restated Certificate of Incorporation was filed with and accepted by the Secretary of State on December 1, 1993.

         THIRD:        The Restated Certificate of Incorporation is amended by striking paragraph I of Article Fourth of the Restated Certificate of Incorporation in its entirety and inserting the following new paragraph I of Article Fourth as follows:

“The total number of shares of all classes of stock which the Corporation has authority to issue is 105,000,000 shares, having an aggregate par value of $10,050,000 of which 100,000,000 shares of the par value of $0.10 per share amounting in aggregate par value to $10,000,000 shall be Common Stock, and 5,000,000 shares of the par value of $0.01 per share amounting in aggregate par value to $50,000 shall be Preferred Stock.”

         FOURTH:    Pursuant to Section 242 of the DGCL, the Corporation has duly adopted resolutions setting forth the above referenced amendment at a meeting of its Board of Directors held on January 24, 2002.

         FIFTH:        At least a majority of the stockholders of the Corporation entitled to vote thereon duly approved said proposed amendment at the Annual Meeting of the Stockholders of the Corporation held on March 14, 2002 in accordance with Sections 211, 222 and 242 of the DGCL.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chief Executive Officer this 14th day of March, 2002.

MARTEK BIOSCIENCES CORPORATION

By: /s/ Henry Linsert, Jr. Henry Linsert, Jr.